EXHIBIT A

FILING AGREEMENT DATED TO BE EFFECTIVE MARCH 20, 2015

REGARDING JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that:

(i)

Each is eligible to use the Schedule 13G attached hereto;

(ii)

The attached Schedule 13G is filed on behalf of each of the undersigned; and

(iii)

Each of the undersigned is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy if the information concerning the other persons making the filing,

/s/ E. Jeffrey Peierls

/s/ Brian E. Peierls

E. Jeffrey Peierls

Brian E. Peierls